UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2007

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On June 22, 2007, NutraCea entered into an Operating Agreement (“Agreement”) with Pacific Advisors Holdings Limited (“PAHL”), a company incorporated under the laws of British Virgin Islands, that has relationships with rice mills in the Republic of Indonesia, Vietnam, Thailand, Malaysia, Australia, New Zealand and Singapore. Pursuant to the Agreement, NutraCea and PAHL formed a Delaware limited liability company by the name of Grain Enhancement, LLC (the “Joint Entity”). The Joint Entity was formed to construct and operate multiple rice bran stabilization facilities (“Facilities”) in the Republic of Indonesia, Vietnam, Malaysia, Singapore and Thailand and was granted an exclusive license and distribution rights for the sale of NutraCea’s stabilized rice bran (“SRB”) and other products throughout these countries, and Australia and New Zealand (the “Territory”).

Pursuant to the terms of the Agreement, NutraCea and PAHL each own 47.5% of the Joint Entity, and all of the voting rights of the Joint Entity. Certain advisors to this transaction own a combined total of 5% of the Joint Entity, but have no voting rights in the Joint Entity. PAHL is responsible for the day-to-day operations of the Joint Entity, and a finance committee, comprised of one member appointed by NutraCea and one member appointed by PAHL, will control the finances of the Joint Entity. PAHL has agreed to obtain all appropriate governmental and legal permits relating to the operation of the Joint Entity.

NutraCea and PAHL agreed to contribute an aggregate of $10,000,000 (U.S.) for the initial funding and operating of the Joint Entity. The $10,000,000 (U.S.) will be contributed one-half by each party pursuant to an agreed upon schedule over a period continuing through August of 2008. On or before June 30, 2007, NutraCea and PAHL each agree to transfer $1,500,000 (U.S.) for a total of $3,000,000 (U.S.) of initial capital. The Joint Entity will pay PAHL a management fee for the oversite of the facilities that are constructed and operating.

Pursuant to the Agreement, the parties entered into a two year Supply Agreement dated as of June 22, 2007 (the “Supply Agreement”) in which NutraCea agreed to supply the Joint Entity with SRB and SRB derivative products as required by the Joint Entity. The Agreement also provides that the parties will enter into one or more Rice Bran Stabilization Equipment Leases (“Leases”), in which NutraCea will agree to lease to the Joint Entity certain equipment necessary for stabilizing SRB (the “Equipment”) for fifteen year terms. NutraCea will retain all rights, title and interest in the Equipment and the right (and obligation) to operate, maintain, and repair the Equipment.

Concurrently with the Agreement, NutraCea entered into a License and Distribution Agreement dated June 22, 2007 (“License Agreement”) in which NutraCea granted PAHL a perpetual and exlusive license and distribution rights for the production and sale of SRB and SRB derivative products in the Territory (the “License”). PAHL agreed not to distribute or market any items competitive with NutraCea’s SRB and SRB derivative products outside of the Territory. For the term of the License Agreement and five years therafter, PAHL will not produce or attempt to produce any equipment for the stabilization of rice bran, and will only use rice bran stabilization technologies or equipment manufactured and supplied by NutraCea. The rights to produce and operate this equipment will remain with NutraCea.  In exchange for the License, PAHL agreed to pay NutraCea a fee in the amount of $5,000,000 (U.S.) on five year payment terms, together with interest.

Also concurrently with the execution of the Agreement, NutraCea has granted PAHL a warrant to acquire 1,500,000 shares of NutraCea Common Stock at a price per share of $5.25 (U.S.) (the “Warrant”). NutraCea has agreed to register the shares underlying the Warrant subject to certain cutback restrictions set forth in the Warrant. The Warrant shall have a term of one year; one-fourth of the Warrant will become exercisable as of July 1, 2007 and one fourth of the Warrant shall vest each quarter thereafter; provided however, that PAHL has met certain performance milestones agreed to between the parties.

Item 3.02 Recent Sales of Unregistered Securities

See Item 1.01 above, which disclosures are incorporated herein by reference. The issuance of the Warrant was completed in accordance with the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective June 19, 2007, our board of directors voted to amend Article III, Section 2 of our bylaws setting the current number of directors at seven (7). Prior to the amendment, our bylaws had set the number of directors at eight (8). A copy of the amended section of the by-laws is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

3.1	Amended Bylaws of NutraCea.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: June 25, 2007	By:	/s/ Brad Edson
Brad Edson
Chief Executive Officer
(Duly Authorized Officer)